EXHIBIT 10.3

RESTRICTED STOCK AWARD AGREEMENT

           This Restricted Stock Award Agreement is made as of <Date> between BALLY TOTAL FITNESS HOLDING CORPORATION, a Delaware corporation (the Company), and «Name», an employee of the Company or one or more of its Subsidiaries (“Employee”).

           WHEREAS, the Company has heretofore adopted the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation, as amended, (the “Plan”); and

           WHEREAS, it is a requirement of the Plan that a Restricted Stock Award Agreement be executed to evidence the Restricted Stock Award granted to Employee.

           NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

           1.   Grant of Award.   The Company hereby grants to Employee a Restricted Stock Award of an aggregate of <<Shares>> shares of the common stock, $.01 par value, of the Company (the “Shares”) on the terms and conditions set forth herein.

           2.   Issuance of Shares.   As soon as reasonably practicable after the payment by Employee of an amount equal to the aggregate par value of the Shares issuable under the Restricted Stock Award and the delivery by Employee to the Company of an executed stock power signed by Employee and suitable to the Board, the Shares shall be issued in Employee’s name. Upon issuance of the certificate or certificates for the Shares, Employee shall be a stockholder with respect to the Shares and shall have all the rights of a stockholder with respect to the Shares, including but not limited to, the right to vote the Shares and to receive dividends and other distributions paid with respect to the Shares. The certificate or certificates for the Shares, together with the executed stock power shall be held by the Company in its control for the account of Employee until the restrictions set forth in Section 3 of this Restricted Stock Award Agreement lapse (at which time a certificate or certificates in respect of the appropriate number of Shares shall be delivered to Employee) or, if earlier, until the Shares are forfeited to the Company and canceled as provided in Section 3 of this Restricted Stock Award Agreement.

           3.   Restrictions on Award.   The Restricted Stock Award shall be subject to the following terms and conditions:

(a) In the event Employee sells, exchanges, transfers, pledges, hypothecates or otherwise disposes of (or purports or attempts to do any of the foregoing) any or all of the Shares then held by the Company pursuant to Section 2 of this Restricted Stock Award Agreement (including any Shares issuable, but not yet issued) with respect to which the restrictions set forth in this Section 3 have not lapsed in accordance with paragraph (c) below, then all of such disposed (or purportedly disposed) Shares will be immediately forfeited to the Company without notice and without consideration.

(b) If (i) the termination of Employee’s employment with the Company and all Subsidiaries of the Company by the Company or any Subsidiary for Cause occurs prior to May 16, 2007, or (ii) the termination of Employee’s employment with the Company and all Subsidiaries of the Company by Employee occurs prior to May 16, 2007, all of the Shares then held by the Company pursuant to Section 2 of this Restricted Stock Award Agreement with respect to which the restrictions set forth in this Section 3 have not lapsed in accordance with paragraph (c) below will be immediately forfeited to the Company without notice and without consideration. For the purposes of this Restricted Stock Award Agreement, "Cause" shall (i) have the same meaning as Employee’s employment agreement with the Company or a Subsidiary assigns to such term and (ii), in the absence of such a written employment agreement, shall exclude the Employee’s death or Employee having become "disabled" within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and otherwise shall be determined by the Committee and shall include, but not be limited to:

A. Employee’s fraud or dishonesty;

B. the willful and continued failure of Employee to perform substantially Employee’s duties with the Company or its Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness);

C. the the willful engaging by Employee in illegal conduct or gross misconduct which is injurious to the Company or its Subsidiaries; or

D. the Employee’s conviction (including a plea of nolo contendere) of a felony or of a crime involving moral turpitude.

(c) Subject to the restrictions set forth in subparagraph (b) above, all restrictions set forth in this Section 3 shall lapse on, and a certificate or certificates for those Shares that have not already been distributed to Employee shall, subject to the provisions of Section 2 of this Restricted Stock Award Agreement, be appropriately distributed to Employee as soon as reasonably practicable after, the earlier of:

(i)	four years from the date of issuance; ( MAY 15, 2007)

(ii)	a Change in Control of the Company (as defined in the Plan)

(iii)	Employee’s death

or

(iv)	Employee having become “disabled” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(d) In the event Employee’s employment with the Company and all Subsidiaries of the Company is terminated by the Company other than for Cause prior to the projected vesting date, all restrictions shall be removed, and any certificate or certificates for Shares held by the Company in respect of Employee pursuant to Section 2 of this Restricted Stock Award Agreement shall be delivered to Employee.

(e) Vesting accelerates upon attainment of both of the criteria set forth below. The measurement period begins January 1, 2003 and the attainment of the goals is cumulative from January 1, 2003 and measured quarterly.

Measurement	% of Grant Accelerated

1/3	1/3	1/3

Cumulative Free Cash Flow (1)	$25 million	$50 million	$100 million

Cumulative EBITDA (2)	$200 million	$400 million	$600 million

(1)	Free cash flow is calculated by subtracting cash used in investing activities from cash provided by operating activities, both as presented in the Company’s quarterly and annual financial statements.

(2)	Cumulative EBITDA is calculated as the sum of operating income, depreciation and amortization and finance charges earned, each as presented in the Company’s quarterly and annual financial statements.

           4.   Taxes.   The Company shall have the right to deduct, from any amounts payable at anytime to Employee, the amount of any taxes which the Company is or will be required by law to withhold, as and when required by law, with respect to the Shares received or to be received by Employee pursuant to this Restricted Stock Award. The Company shall have the right to require a person entitled to receive Shares pursuant to this Restricted Stock Award Agreement to pay the Company the amount of any taxes which the Company is or will be required to withhold with respect to such Shares before the certificate or certificates for such Shares are delivered pursuant to the Restricted Stock Award.

           5.   Delivery of Shares on Exercise.   Delivery of certificates for Shares pursuant to this Restricted Stock Award may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable requirements of any federal, state or local law or regulation or any administrative or quasi-administrative requirement applicable to the sale, issuance, distribution or delivery of such Shares. The Committee may, in its sole discretion, require Employee to furnish the Company with appropriate representations and a written investment letter prior to the delivery of any Shares pursuant to this Restricted Stock Award.

           6.   Incorporation of Provisions of the Plan.   All of the provisions of the Plan pursuant to which this Restricted Stock Award Agreement is granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Restricted Stock Award Agreement and the terms in the aforesaid Plan, the Plan shall control. To the extent any capitalized terms are not otherwise defined herein, they shall have the meaning set forth in the Plan.

           7.   Invalidity of Provisions.   The invalidity or unenforceability of any provision of this Restricted Stock Award Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, or any securities exchange shall not affect the validity or enforceability of the remainder of this Restricted Stock Award Agreement.

           8.   Waiver and Modification.   The provisions of this Restricted Stock Award Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

           9.   Interpretation.   All decisions or interpretations made by the Committee with regard to any question arising under the Plan or this Restricted Stock Award Agreement shall be binding and conclusive on the Company and Employee.

           10.   Multiple Counterparts.   This Restricted Stock Award Agreement may be signed in multiple counterparts, all of which taken together shall constitute an original agreement. The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

           11.   Governing Law.   This Restricted Stock Award Agreement shall be governed by the laws of the State of Delaware.

           IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be duly executed by its duly authorized officer, and Employee has hereunto set his hand, all as of the day and year first above written.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:
Its: Senior Vice President

Employee